Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 17, 2012, included in the Annual Report on Form 10-K of TransUnion Corp. for the year ended December 31, 2011, with respect to the consolidated financial statements and schedule of TransUnion Corp. incorporated by reference in this Form 8-K/A dated July 13, 2012 of TransUnion Corp.

/s/ Ernst & Young LLP
Ernst & Young LLP

Chicago, Illinois

July 13, 2012